Exhibit 2.1

Description of Sapiens International Corporation N.V. Common Shares

The authorized share capital of Sapiens International Corporation N.V. (hereinafter, “we”, “us”, “our company,” “the Company” and similar expressions) consists of 70 million common shares, par value € 0.01 per share (“common shares”). As of March 1, 2025, 55,887,225 common shares were issued and outstanding (which excludes 2,328,296 common shares held in treasury).

Listing, Registration and Purposes

Our common shares are listed and traded on the Nasdaq Global Select Market under the trading symbol “SPNS.”

Our company is registered and existing under the laws of the Cayman Islands. Its registered number is 341242.

As set out in clause 2 of our Memorandum of Association, the objects and purpose for which the Company is established are unrestricted, and the Company has full power and authority to exercise all functions of a natural person of full capacity, including (without limitation):

●	to establish, participate in or have any other interest in business enterprises concerned with the development and commercial operation of software;

●	to finance directly or indirectly the activities of the Company, its subsidiaries and affiliates;

●	to borrow and to lend moneys;

●	to engage in the purchase and sale of securities, futures, real estate, business debts, commodities and intellectual property;

●	to undertake, conduct and promote research and development;

●	to guarantee, pledge, mortgage or otherwise encumber assets as security for the obligations of the Company or third parties; and

●	to do all that may be useful or necessary for the attainment of the above purposes.

Board of Directors

A director who knows or ought to understand that in a certain instance there is mention of a conflicting interest between the Company and him acting privately or ex officio, will timely inform the Board of Directors of such conflict of interest. No conflict of interest will be deemed to exist between the Company and one or more of its directors in case of a contract or transaction between the Company and such director(s) or the Company and any other corporation, partnership, association, or other organization in which such director(s) are directors or officers, or have a financial interest, solely for that reason, or solely because such director(s) are present or participates in the meeting of the Board of Directors or Committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose if (a) the material facts of the interest or relationship are disclosed or are known to the Board of Directors or the Committee, and the Board of Directors or Committee in good faith authorizes the relevant contract or transaction by the affirmative votes of a majority of the disinterested directors, even though such disinterested directors may be less than a quorum, or (b) the material facts of the interest or relationship are disclosed or are known to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of such shareholders; or (c) the contract or transaction is fair as to the Company as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof or the shareholders and, for such purposes, interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee that authorizes such contract or transaction. The Articles of Association (the “Articles”) provide that the directors shall receive such compensation as the Board of Directors may from time to time prescribe. Members of the Board of Directors have the power to vote compensation to themselves, even if they lack an independent quorum.

The Articles do not require directors to resign at a certain age or to purchase a certain number of common shares.

Rights and Preferences

The Company has only one class of shares authorized and outstanding— the common shares. All previous issuances of preferred shares have been converted into common shares. The rights and preferences of the holders of common shares are summarized below:

(a) Voting, Liquidation, and Preemptive Rights

Holders of the common shares are entitled to one vote for each whole share on all matters to be voted upon by shareholders, including the election of directors. Holders of the common shares do not have cumulative voting rights in the election of directors. All common shares are equal to each other with respect to liquidation and dividend rights. Holders of the common shares are entitled to receive dividends out of funds legally available under Cayman Islands law, if and when declared by the Board of Directors in accordance with the Memorandum and Articles. See “Dividend Policy” below. In the event of the liquidation of the Company, all assets available for distribution to the holders of the common shares are distributable among them according to their respective holdings. Holders of the common shares have no preemptive rights to purchase any additional, unissued common shares. The foregoing summary of the common shares does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Memorandum and Articles.

(b) Dividend Policy

After we publish (i) our annual audited consolidated financial statements in our annual report on Form 20-F, and (ii) our financial statements for the quarter and six months ended June 30, our Board of Directors will announce, and distribute, a semi-annual cash dividend in an aggregate amount (between both dividends in total) of up to 40% of our annual net profit (on a non-GAAP basis). Our Board of Directors may change, whether as a result of a one-time decision or a change in policy, the rate or frequency of dividend distributions and/or decide not to distribute a dividend. The distribution of dividends will be made in compliance with Cayman Islands law, the Memorandum and the Articles.

Our ability to pay dividends is subject to the limitations of the Companies Act (as revised) of the Cayman Islands, the Memorandum and the Articles. In direct connection with the approval of our annual accounts, the Board of Directors shall decide on the distribution of the profits. Profits can either be reserved or distributed to the shareholders in accordance with the Articles. Our Board of Directors has the right to reserve the profits at its discretion. Our Board of Directors may at any time resolve to make any interim distributions, if justified by the anticipated profits of our company. The Companies Act and the Articles further provide that a (interim) distribution of dividends can only occur if, at the moment of distribution, the equity of our company equals at least the nominal capital of our company and, as a result of the distribution, it will not fall below the nominal capital and the company will remain able to pay its debts as they fall due in the ordinary course. Nominal capital is the sum of the par values of all of the issued shares of our company’s capital stock at any moment in time.

Changing the Rights of the Shareholders

The general meeting of shareholders decides upon any change in the Memorandum and/or Articles. A resolution to amend the Memorandum and/or Articles generally requires the approval of two-thirds of the voting rights of shares present (in person or by proxy) and voting at a meeting of shareholders called for the purpose of approving such an amendment. An increase in our authorized share capital, however, merely requires approval by at least a simple majority of the votes actually cast at a meeting of shareholders at which a quorum is present.

General Meetings

At least one general meeting of shareholders must be held each year. Pursuant to the Articles, general meetings may be held in or outside of the Cayman Islands. Special general meetings of shareholders may be called at any time by the Chairman of the Board, the Co-Chairman, the Board of Directors or the holders of common shares representing at least ten percent (10%) of the total voting rights attached to the issued and outstanding common shares who shall have requisitioned the Board of Directors to convene such meeting to be held within a period of ten weeks after such request has been made. Written notice of no less than 12 nor more than 60 calendar days must be provided to the Company’s shareholders prior to any general meeting. Every shareholder has the right to attend any meeting of shareholders in person or by proxy and to address the meeting. No action may be taken at any meeting of shareholders unless a quorum consisting of holders of at least one-half of the shares outstanding and entitled to vote are present at the meeting in person or by proxy. If a quorum is not present at the originally-called shareholder meeting, a second shareholder meeting, is held within two months. At that second meeting, valid resolutions may be adopted with respect to any matter stated in the notice of the original meeting and also in the notice of such second meeting or which by law is required to be brought before the shareholders (subject to certain exceptions), despite the absence of a quorum.

Limitations to Own Securities

The Articles contain no limits on the right to own securities.

Change of Control

The Articles contain no provisions that would prevent or delay a change of control of the Company.

Disclosure of Ownership

The Articles contain no provisions requiring a shareholder to disclose his or her interest at a certain time; however, holders of our shares are subject to the reporting provisions of the U.S. Securities and Exchange Commission. In addition, the Companies Act (as revised) of the Cayman Islands contains provisions requiring the disclosure of certain beneficial interests; however, such provisions do not apply to the Company, its shareholders or ultimate beneficial owners for so long as the common shares are listed on an “approved stock exchange” (as defined in the Companies Act (as revised) of the Cayman Islands, which currently includes Nasdaq and the Tel Aviv Stock Exchange).

3